Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Pre-Effective Amendment No. 5 to the Registration Statement of SWK Holdings Corporation on Form S-1 (No. 333-193942) to be filed on or about September 3, 2014 of our report dated March 28, 2014, on our audit of the financial statements of Holmdel Pharmaceuticals, LP as of December 31, 2013 and 2012 and for the year ended December 31, 2013 and the period from December 12, 2012 (inception) to December 31, 2012. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-1.

/s/ EISNERAMPER LLP

Iselin, New Jersey

September 3, 2014